UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of report (Date of earliest event reported):      February 25, 2015

AdCare Health Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1145 Hembree Road Roswell, Georgia 30076
(Address of Principal Executive Offices)

(678) 869-5116
(Registrant’s telephone number, including area code)

Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Material Amendment of a Material Definitive Agreement and Entry into a Material Definitive Agreement

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by this reference.

Item 2.03	Creation of a Direct Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
PrivateBank-Abington, Northridge, and Woodland Hills
On February 25, 2015, certain wholly-owned subsidiaries (the “PrivateBank Borrowers”) of AdCare Health Systems, Inc. (the “Company”), entered into a Loan Agreement (the "PrivateBank Credit Facility") with The PrivateBank and Trust Company ("PrivateBank"). The PrivateBank Credit Facility provides for a $12,000,000 principal amount secured credit facility.

The PrivateBank Credit Facility matures on September 1, 2016. Interest accrues on the principal balance thereof at the LIBOR rate plus 4.25%. Principal and interest payments on the note shall be due and payable monthly, beginning on March 1, 2015. The facility is secured by, among other things, an assignment of all rents paid under any existing or future leases and rental agreements with respect to the PrivateBank Credit Facility.

The PrivateBank Credit Facility contains customary events of default, including fraud or material misrepresentation or material omission, failure to make required payments, and failure to perform or comply with certain agreements. Upon the occurrence of certain events of default, PrivateBank may terminate the facility and all amounts under the PrivateBank Credit Facility will become due and payable.

The Company has unconditionally guaranteed all amounts owing under the PrivateBank Credit Facility. Proceeds from the PrivateBank Credit Facility were used to pay off all amounts outstanding under a separate $12,000,000 credit facility with KeyBank National Association under which certain subsidiaries of the Company were borrowers.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2015	ADCARE HEALTH SYSTEMS, INC.

/s/ William McBride III
William McBride III
Chief Executive Officer

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